EXHIBIT 4.4

March 2002

       BCP and Banco Santander Central Hispano, S.A. ("Santander") entered into an agreement, dated March 12, 2002, under the terms of which, subject to authorization from the relevant authorities, BCP agreed to sell to Santander and Santander agreed to purchase from BCP for a total consideration of U.S. $85,000000, BCP's economic interests in 66,666,000 convertible bonds and 42,650,000 series "O" shares, representing 8,276% of the share capital of Grupo Financiero Bital, S.A. of Mexico.


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